Exhibit 99.1

ISTA Pharmaceuticals Reports Second Quarter 2007 Financial Results

IRVINE, Calif., August 1 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), an ophthalmic pharmaceutical company, today reported financial results for the second quarter ended June 30, 2007. ISTA reported net revenue for the three months ended June 30, 2007 of $13.6 million, a 92% increase over net revenue for the three months ended June 30, 2006 and a 33% increase over net revenue for the three months ended March 31, 2007.

“The second quarter of 2007 was one of the most active periods in ISTA’s history, all of which we believe will set the stage for the Company’s rapid growth in 2008 and beyond. With the announcement of positive preliminary results for both the bepotastine Phase II/III clinical study and the ecabet sodium Phase IIb confirmatory study, ISTA is being recognized as an emergent leader in ophthalmic pharmaceuticals,” stated Vicente Anido, Jr., Ph.D., ISTA’s President and Chief Executive Officer. “At the end of the quarter, we completed a private placement with gross proceeds of $36.75 million, the net proceeds of which we plan to use for general corporate purposes, including funding the development of ISTA’s product pipeline.”

“On the commercial front, Xibrom, along with Istalol, continue to gain market share, driving our significant increase in sales over the last year. We believe Xibrom will continue to drive our growth through 2007. While the Food and Drug Administration’s not approvable letter for T-Pred was a setback for the Company, our plan is to continue working with the Agency and take the necessary steps to bring this product to market.”

Net Revenue

(in millions, except percentage data)

	Quarter Ended June 30, 2007	Quarter Ended June 30, 2006	% Change
Xibrom	$9.7	$4.0	143%
Istalol	2.5	1.9	32%
Vitrase	1.3	1.1	18%
Other	0.1	0.1	0%

Total	$13.6	$7.1	92%

Second Quarter Operating Details

Net loss for the quarter ended June 30, 2007, was $8.7 million, or $(0.32) per share, compared with a net loss of $9.5 million, or $(0.37) per share, for the quarter ended June 30, 2006. At June 30, 2007, ISTA had cash and short-term investments of $56.2 million, plus $4.0 million in restricted cash.

Gross margin for the second quarter ended June 30, 2007, was 73%, or $9.9 million, as compared to 68%, or $4.8 million, for the same period in 2006. The increase in gross margin for the second quarter in 2007 is primarily due to the change in revenue mix, primarily driven by the increased sales of Xibrom.

Research and development expenses for the second quarter ended June 30, 2007, were $5.8 million, as compared to $4.8 million during the same period in 2006. The increase in research and development expenses for the second quarter of 2007 was primarily the result of an increase in clinical development costs, which include clinical investigator fees, study monitoring costs, and data management costs, due to the completion of the bepotastine Phase II/III study and the completion of the ecabet sodium Phase IIb confirmatory study.

Selling, general, and administrative expenses for the second quarter ended June 30, 2007, were $12.2 million, as compared to $9.6 million for the same period in 2006. The increase in the 2007 period primarily resulted from higher sales and marketing expenses associated with the expansion of ISTA’s sales force, increased compensation expense, and an overall increase in administrative costs related to expanding the Company’s operations and other general corporate expenses, such as facility and personnel costs. Selling, general, and administrative expenses during the second quarter of 2007 included $0.8 million in stock-based compensation expense.

Second Quarter 2007 Commercial and Corporate Highlights:

Increased net revenue by 92%, as compared to the second quarter of 2006

Xibrom dollarized total prescriptions were $11.6 million in the second quarter of 2007, as compared to $8.6 million in the first quarter of 2007 and $5.7 million in the second quarter of 2006, as measured by IMS

Istalol dollarized total prescriptions were $2.6 million in the second quarter of 2007, as compared to $2.5 million in the first quarter of 2007 and $1.9 million in the second quarter of 2006, as measured by IMS

Completed bepotastine Phase II/III clinical study for the treatment of allergic conjunctivitis, and announced statistically significant preliminary results in ocular itching

Completed ecabet sodium Phase IIb confirmatory clinical study for treatment of dry eye syndrome, and announced positive preliminary results in blink rate, OSDI score, and patient’s most bothersome symptom

Raised gross proceeds of $36.75 million in a private placement of common stock with institutional accredited investors

Initiated pilot study for strong steroid and, if study results are timely and positive, plan to advance this product candidate into Phase II/III clinical studies during the second half of 2007

ISTA will host a conference call with a simultaneous webcast today, August 1, 2007, at 10:30 AM Eastern Time, to discuss its second quarter 2007 results and provide outlook for the remainder of 2007, including financial guidance. To access the live conference call, U.S. and Canadian participants may dial 866-770-7146; international participants may dial 617-213-8068. The access code for the live call is 66316858. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the replay is 73292918. This conference call also will be webcast live and archived on ISTA’s website until September 1, 2007, at www.istavision.com.

About ISTA

ISTA Pharmaceuticals is an ophthalmic pharmaceutical company. ISTA’s products and product candidates addressing the $3.2 billion U.S. prescription ophthalmic industry include therapies for inflammation, ocular pain, glaucoma, allergy and dry eye. The Company currently markets three products and is developing a strong product pipeline to fuel future growth and market share. The Company’s product development and commercialization strategy is to launch a new product every 12 to 18 months, thereby continuing its growth to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to the future performance of ISTA’s products, ISTA’s future growth for the remainder of 2007, 2008 and beyond, ISTA’s belief that it is set for rapid growth in 2008 and beyond, ISTA’s plans to successfully bring T-Pred to market, ISTA’s expectation that Xibrom will continue to drive ISTA’s growth through 2007, ISTA’s plans to file the Xibrom QD once-daily New Drug Application, ISTA’s plans to advance into Phase II/III clinical studies its strong steroid product candidate during the second half of 2007, and ISTA’s goals of bringing a new product to market every 12 to 18 months and becoming the leading niche ophthalmic pharmaceutical company in the U.S., are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: the inherent uncertainty associated with financial projections and estimates, timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including without limitation the difficulty of predicting the timing or outcome of product development efforts); the timing, scope and outcome of the FDA or other regulatory agency approval or actions; uncertainties and risks regarding market acceptance of and demand for ISTA’s approved products, the impact of competitive technologies, products and pricing; uncertainties and risks related to ISTA’s ability to properly manage its growth; uncertainties and risks related to the continued availability of third-party sourced products and raw materials on commercially reasonable terms, or at all; uncertainties and risks related to successful compliance with FDA and/or other governmental regulations applicable to ISTA’s facilities, products, and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2006 and its Form 10-Q for the quarter ended March 31, 2007.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue
Product sales, net	$13,518	$6,994	$23,701	$12,349
License revenue	70	70	139	139
Total revenue	13,588	7,064	23,840	12,488
Cost of products sold	3,687	2,286	6,220	4,179
Gross profit margin	9,901	4,778	17,620	8,309
Operating expenses:
Research and development	5,774	4,753	12,076	9,239
Selling, general and administrative	12,205	9,622	24,546	19,660
Total operating expenses	17,979	14,375	36,622	28,899
Loss from operations	(8,078)	(9,597)	(19,002)	(20,590)
Interest (expense)/ income, net	(665)	88	(1,192)	381
Net loss	$(8,743)	$(9,509)	$(20,194)	$(20,209)
Net loss per common share, basic and diluted	$(0.32)	$(0.37)	$(0.76)	$(0.78)
Shares used in computing net loss per common share, basic and diluted	26,935	25,918	26,608	25,915

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	June 30, 2007	December 31, 2006
Cash and short-term investments	$56,228	$38,934
Restricted cash	4,000	5,600
Working capital	44,547	27,998
Total assets	76,837	59,743
Total stockholders’ equity / (deficit)	11,182	(4,559)

CONTACT: Vince Anido, Ph.D., +1-949-788-5311, vanido@istavision.com; or Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Investors: Juliane Snowden, jsnowden@burnsmc.com, or Nicki Kahner, nkahner@burnsmc.com; or Media: Jason Farber, jfarber@burnsmc.com, or Kristin Faucette, kfaucette@burnsmc.com, all of Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals